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                                                                     Exhibit 5.2

                        [SULLIVAN & CROMWELL LETTERHEAD]

                                                                    June 6, 2001




UBS AG,
      Bahnhofstrasse 45,
           Zurich, Switzerland.

Ladies and Gentlemen:

                  In connection with the subordinated guarantees by UBS AG, a
bank organized under the laws of Switzerland, of the    % Noncumulative Company
Preferred Securities to be issued by UBS Preferred Funding Company LLC II and UBS Preferred Funding Company LLC III, the terms of which are established by the UBS AG Subordinated Guarantee Agreements (the "Subordinated Guarantee Agreements"), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

                  Upon the basis of such examination, we advise you that, in our opinion, assuming the due authorization, execution and delivery of the Subordinated Guarantee
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UBS AG                                                                       -2-


Agreements, the Subordinated Guarantee Agreements will constitute a valid and legally binding obligation of UBS AG, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to the due authorization, execution and delivery by UBS AG of the Subordinated Guarantee Agreements, we have relied upon the opinion, dated June 6, 2001, of Bar & Karrer, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Bar & Karrer.

                  Also, we have relied as to certain matters on information obtained from public officials, officers of UBS AG and other sources believed by us to be responsible, and we have assumed that the Subordinated Guarantee Agreements has been duly authorized, executed and delivered by
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UBS AG                                                                       -3-


Wilmington Trust Company, an assumption which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of the Securities" in the Prospectus for UBS Preferred Funding Trust II and the Prospectus for UBS Preferred Funding Trust III. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                                             Very truly yours,


                                                         /s/ SULLIVAN & CROMWELL